Exhibit 10.14

July 13, 2016

LETTER OF UNDERSTANDING

Dear Ted,

This Letter of Understanding (LOU) stipulates the conditions of your employment and terms of compensation of your assignment with Yum! Restaurants Consulting (Shanghai) Company Limited.

Effective August 1, 2016, you are appointed CFO, Yum! Brands Inc., China Division, reporting directly to Micky Pant, CEO, Yum China.  This offer is contingent upon your obtaining the required Work Permit and Residence Permit including medical clearance.  Your declared home base is Detroit, Michigan.

This letter of understanding is specifically for the role of CFO, Yum China.  In the event you are assigned to a different role and/or level in the future, the Company has the discretion to make appropriate adjustments to your agreement, reflective of the benefits and tax treatment associated with the role and/or level.  Upon the separation of Yum! Inc and Yum China later this year, your employing legal entity is Yum China Holdings, Inc., and your benefits will be provided under Yum China, and the Incentive Plan will based on the Yum China Team Factor.

Annual Base Salary:

Your annual salary for this assignment is 525,000 USD (less hypothetical tax withholdings).  Your salary will be administered at the LT range.  You will be eligible for a salary review in February each year.

Incentive Plan:

You will be eligible to participate in the Yum! Leaders’ Bonus (YLB) Plan.  Your Target Bonus is 65% of your annual salary.  The Yum! Leaders’ Bonus will be based on your overall contributions to the business as well as the team’s ability to meet our business objectives.  Team factor is a combination of Yum! China Division (75%) and Yum! Brands (25%).  The Team Factor has a 200% (2 x target) maximum and the Individual Factor has a 150% (1.5 x target) maximum.  Therefore, your annual award can be anywhere from 0 to 3 times (Team X Individual Factor) your Target Bonus amount.  For 2016, you will receive prorated amount based on the time you support Yum! Asia and the time you cover Yum China.

Long Term Incentive Plan:

You will be eligible to participate in the Yum China Stock Appreciation Right (SAR) grant.  SAR grants are awarded annually, based on your position level.  For your reference, the annual target LTI grant for an individual in your position is US$750,000 (economic value).  Grants will normally have a vesting schedule of 25% per year.

You will need to attain 20% of the Ownership guidelines each year for the next 5 years to continue to be eligible for the LTI grant.  You will receive further information on the Yum China Stock Appreciation Rights Program and Ownership Guidelines in the annual grant cycle.

Yum China Founders’ Grant Award:

To reflect our commitment to you as a crucial leader, the Company is pleased to present you with the following:

•                  A Yum China stock appreciation right (SAR) grant award valued at USD 500,000 in economic value, to be granted as soon as administratively possible following the spinoff date.  Your award will vest 25% per year, meaning that it will be fully vested 4 years from the grant date.

•                  A Restricted Stock Unit (RSU) award valued at USD 500,000 in economic value, to be granted as soon as administratively possible following the spinoff date, which delivers shares of Yum China company stock to you as the award vests.  Your award will vest over a 3-year period, with 50% vesting on the second grant anniversary and 50% on the third grant anniversary.

Transportation:

While you work in China, you will be provided with a leased car which comes with a driver.  The driver is scheduled to work 12-hour per day (Monday to Saturday, except National Holiday).  You will be responsible for the OT allowance beyond the 12-hour day and that of National holidays and Sundays.

In addition, you will be reimbursed of car running expenses of up to RMB 42,000 per annum per China Expatriate Guideline.

Housing:

While you work in China, you will be provided with adequate housing at no cost to you.  Your housing budget, based on your level and family size, is RMB 70,600 per month.  The Company will reimburse electricity, water, gas and basic telephone charges of up to five percent (5%) of the rental budget.  Only the actual amount incurred will be borne by the Company.  The above budget may be adjusted from time to time based on prevailing market value and conditions.  The appointed agent will assist you with securing an appropriate Company leased house unit which you and your family can move in within 30 days from your arrival.

Relocation into China:

When you begin your assignment, the company will pay for one-way business class airfare for you and eligible dependents who will reside in China permanently with you, via the most direct route between your current assignment location, Singapore and Shanghai.

To assist you and your family to settle in, temporary accommodation (company arranged service apartment) plus reimbursement of up to RMB 600 per adult and RMB 300 per child per day covering such expenses as meals, drinks, laundry, telephone charges, sundries, gratuities and local transportation will be provided for up to 30 days upon arrival.

Relocation Allowance

You will be provided with a one-time relocation allowance of RMB 80,000(net) to defray your relocation expenses.

Moving Expenses:

The full cost of packing, shipping, insuring and unpacking your household goods and personal effects from your current assignment location, Singapore to Shanghai, will be assumed by the Company, subject to a volume limitation of 40 cubic meters.  All moves must be approved by our Human Resource Department prior to shipment.  Please contact Linda Li (Linda.Li@yum.com) in Shanghai to assist you with your move.

Group Insurance and Retirement Benefits:

You will participate in Yum’s salaried benefit plans as you will continue to remain on the US Payroll for tax purposes.  Benefits provided at Company expense are basic life insurance, business travel accident, salary continuance and basic long term disability.

Medical Insurance:  You and your family will participate in the CIGNA US expatriate International Medical Benefit Plan.  As part of this plan, you will select contributory coverage for you and your dependents for medical and dental coverage.  Vision, Hearing and Prescription benefits are covered through the medical plan.  These benefits are subject to change, as they are reviewed and revised periodically.

Retirement:  You will continue to participate in the Third Country National Retirement Plan.

Vacation Leave & Home Passage Provision:

You will be eligible for a total of 20 workdays of paid vacation leave per year, for the duration of your overseas assignment.  You will observe all local holidays.

As we encourage you to take a part of the vacation period away from your assignment location, we will provide you with a travel budget based on two round trip air tickets per eligible family member (via the most direct air route, restricted business class) from your assignment location to your home base city in United States.

No payment will be made in lieu of vacation travel not being performed.  All vacations and reimbursements will be administered in accordance with the Vacation Leave Policy.  Budget for partial year will be on pro-rata basis.

Tax Support:

Income Tax Preparation Services:  To assist in the preparation of both your US and China income tax returns, the Company has arranged complimentary tax preparation services for the duration of your assignment through Ernst & Young (EY), the Company appointed expatriate tax services provider.  In addition, you will receive a complimentary tax briefing from EY to receive an overview of the tax process related to your assignment.

1.                                      Tax Equalization Program:  You will be covered by our Tax Equalization Program which guarantees that your total income tax liability will approximate the US Federal and FICA Tax Liability of a comparable employee with Yum China Holdings Inc. in the United States with a similar base compensation and family size.

In addition, the Company will remit all of your China assignment income and social taxes and in return, will recoup the benefits of any foreign tax credits generated on your income tax returns as it relates to these assignment taxes.

2.                                      US Hypothetical Tax:  Under the program, a US Hypothetical Tax will be retained from your base salary and incentive awards.  EY will assist in the calculation of the estimated hypothetical tax at the onset of your assignment and will prepare a calculation at the time of the preparation of your US income tax return to ensure that the correct amount of hypothetical tax has been withheld during the year.  If there has been an overpayment, a reimbursement will be made to you.  Similarly, if there is under withholding, you will be asked to reimburse Yum. In addition, you agree that any foreign tax credits that accumulate during this assignment will be used to offset the Company’s liability accumulated on your behalf.

In the event that upon termination of this foreign assignment a US tax return disclosed excess foreign tax credits which can be carried forward to future tax years or carried back to offset prior year’s tax liability, you agree that your US tax returns during the carry-forward period will be prepared by the Company appointed tax provider at the Company’s expense, and that you will repay to the Company tax benefits realized from the utilization of such offset.

Your Long Term Incentives will also be covered under tax equalization for up to 3 years after your retirement or separation from the Company.  If the Company determines that a significant individual tax impact remains after the 3 year period, then the Company, in conjunction with the Company appointed tax provider, will re-evaluate the tax support each year to extend it beyond the 3 year period.

Code of Conduct:

The Company expects that you will adhere, at all times, to its comprehensive Code of Conduct in force for all employees.  This includes, but is not limited to, immigration, income tax, customs, and other regulatory conditions which apply in your assignment and home locations.  Naturally, we would expect that you would not engage in any employment or business which conflicts with Yum’s business interests or engage in any activity which is in direct contrast to the guidelines established in the Code of Conduct.

Reassignment:

You are subject to reassignment to any of the Company’s foreign or domestic locations, and any reassignments will be subject to future needs of the Company.

Repatriation:

Should you terminate while abroad at the Company’s option, the Company will pay repatriation expenses to Detroit, Michigan, USA for your family and your household goods and furniture in accordance with policy guideline.  Expenses to the United States would be paid, provided you return to that point within 60 days of termination.  Of course, repatriation expenses would not be paid if you were to remain in China or if you were to voluntarily terminate to accept employment with another company.

Non-Compete & Confidentiality:

In signing the Letter of Understanding, you agree that during the period of three (3) months following the termination of this agreement, you shall not:

Be engaged by, or seek to obtain employment with a direct Service Restaurant industry competitor.

Solicit or endeavor to entice away from Yum China & Yum! Brands Inc. group of companies any other employee or person engaged (whether or not such a person would commit any breach of contract by reason of leaving the service of the Company), or any customer of Yum! Brands Inc.

You agree at all times (notwithstanding the termination of this agreement) not to use your own advantage, or to disclose to any third party any information concerning the business or affairs of Yum China & Yum! Brands Inc. group of companies, comprising trade secrets and business maters or information which you know or ought reasonably to have known to be confidential.

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provision shall not be impaired or affected.

Kindly acknowledge your acceptance of the above employment terms by signing and returning the duplicate of this letter.

Yours sincerely,

/s/ Christabel Lo
Christabel Lo
Chief People Officer
Yum! Brands Inc., China Division

Acknowledgement:

I, Ted Stedem, confirm that I have read, understood and agreed to the terms of employment outlined in this letter.

/s/ Ted Stedem	August 3, 2016
Ted Stedem	Date

July 13, 2016

Dear Ted,

Addendum to Your LOU dated July 13, 2016

Children’s Education in China

The Company will reimburse you for the actual cost of primary/secondary school tuition, books, laboratory fees, registration and transportation to and from school for eligible children in accordance to the terms stated in the China Expatriate Handbook.

Split Family

In the event that your children will need to attend school in Singapore for another semester, the Company will cover the tuition & eligible education expenses in addition to the current lease house rental in Singapore.

Under the split family arrangement, you will be provided with a service apartment with close proximity to the Yum China office & with rental not exceeding 50% of the house rental & utilities budget for the whole family.

All other terms and conditions of employment offered to you remain unchanged.

Yours sincerely,	Agreed and accepted by:

/s/ Christabel Lo	/s/ Ted Stedem	August 3, 2016
Christabel Lo	Ted Stedem	Date
Chief People Officer
Yum! Brands Inc., China Division